Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact

New Horizons Worldwide, Inc.

Investor Relations

Charles Mallon, 484-567-3039

Charlie.Mallon@newhorizons.com

NEW HORIZONS REPORTS THIRD QUARTER AND

NINE MONTHS ENDED SEPTEMBER 30, 2008 RESULTS

Conshohocken, PA, November 7, 2008 – New Horizons Worldwide, Inc. (OTC Bulletin Board:  NEWH) today reported financial results for the third quarter and the nine months ended September 30, 2008.

Quarter Ended September 30, 2008 Highlights

•                  Operating income was $1.6 million for the third quarter of 2008, representing our seventh consecutive quarter of positive results.

•                  Net income was $1.2 million for the quarter ended September 30, 2008.

•                  System-wide revenue increased 1.1% for the three months ended September 30, 2008 over the comparable third quarter in the prior year.

Quarter Ended September 30, 2008 Results

Revenue for the quarter ended September 30, 2008 totaled $9.2 million, compared to $11.9 million in the comparable 2007 period.  Franchising revenue increased to $6.2 million in the third quarter of 2008 as compared to $6.0 million in the third quarter of 2007.  Royalty revenue was flat in the quarter ended September 30, 2008 compared to the same period last year at $5.1 million.  Revenue from Company-owned training centers declined to $3.0 million in the quarter ended September 30, 2008 from $5.9 million in the comparable period of 2007, as a result of the disposal and re-franchising of one Company-owned training center in November 2007.

Operating income was flat in the quarter ended September 30, 2008 compared to the same period last year at $1.6 million.  The Company defines operating income as income before gains (losses) from the sale of assets, interest and income taxes.  The Company’s net income was $1.2 million for the three months ended September 30, 2008 compared to a net income of $652,000 in the comparable 2007 period.  The improvement primarily reflects lower income taxes in the 2008 period.

For the three months ended September 30, 2008, total system-wide revenue from all franchised and Company-owned training centers was $96.1 million compared to total system-wide revenue for the comparable 2007 period of $95.1 million, an increase of 1.1%.

Nine Months Ended September 30, 2008 Highlights

•                  Operating income was $4.6 million for the nine months ended September 30, 2008.

•                  Net income was $3.7 million for the nine months ended September 30, 2008.

•                  System-wide revenue increased 5.3% for the nine months ended September 30, 2008 over the comparable nine months in the prior year.

Nine Months Ended September 30, 2008 Results

Revenue for the nine months ended September 30, 2008 totaled $28.5 million, compared to $40.0 million in the comparable 2007 period.  Total Franchising revenue increased to $18.8 million for the nine months ended September 30, 2008 as compared to $17.5 million for the nine months ended September 30, 2007.  Within the Franchising segment, royalty revenue increased by $1.9 million in the nine months ended September 30, 2008 to $16.0 million from $14.1 million in the comparable 2007 period, partially due to the re-franchising of Company-owned training centers. Revenue from Company-owned training centers declined to $9.7 million in the nine months ended September 30, 2008 from $22.5 million in the comparable period of 2007 as a result of the disposal and re-franchising of four Company-owned training centers during 2007.

The Company had operating income of $4.6 million for the nine months ended September 30, 2008, compared to operating income of $4.0 million for the nine months ended September 30, 2007. The Company defines operating income as income before gains (losses) from the sale of assets, interest and income taxes.  The improvement reflects increased margins primarily in the Company-owned training centers segment.  The Company’s net income was $3.7 million for the nine months ended September 30, 2008 compared to a net income of $3.4 million in the comparable 2007 period.  The nine months ended September 30, 2007 benefitted from $960,000 of non-recurring gain on the sale of Company-owned training centers.

For the nine months ended September 30, 2008, total system-wide revenue from all franchised and Company-owned training centers was $301.9 million compared to total system-wide revenue for the comparable 2007 period of $286.6 million, an increase of 5.3%.

Current Outlook

Mark A. Miller, President and Chief Executive Officer of New Horizons, stated, “We are pleased with the results for the third quarter and the nine months ended September 30, 2008, especially during these volatile economic times both domestically and internationally.”

Mr. Miller continued, “Network revenues in the third quarter were modestly higher than in the prior year period, resulting in operating income being flat with the prior year.  Maintaining solid profitability in a period of economic uncertainty reflects our ongoing commitment to invest in revenue and profit increasing initiatives for our network and our emphasis on cost control at the Company.  Year to date, we have seen good improvement in our operating income, reflecting a significant improvement in our Company-owned training center segment’s profitability.  Our 2008 net income has benefited from lower required income tax provisions both in the third quarter and on a year to date basis.”

Mr. Miller went on,” As part of our continuing growth strategy, we entered into a new revolving credit facility with PNC Bank.  This revolving credit facility improves our liquidity and supports the Company’s projects for future growth through the development of new products and services for our franchisees and our Company-owned training centers.

As always, we appreciate the efforts of our employees, the partnership of our franchise owners and their staffs and the support of our industry partners in making our results possible.”

About New Horizons Computer Learning Centers

With over 300 centers in 60 countries, Conshohocken Pennsylvania based New Horizons Worldwide, Inc. (OTC Bulletin Board:  NEWH) is the world’s largest independent IT training company. Through an integrated learning approach that ensures that new knowledge can be applied to real life situations, New Horizons delivers a full range of technology and business skills training from basic application and desktop productivity tools to complex and integrated business systems. New Horizons continues to expand its offerings, locations, and solutions to meet the growing demands placed on organizations and their employees. For more information, or to find a local New Horizons Computer Learning Center, visit www.newhorizons.com.

Certain matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and as such involve risks and uncertainties.  Any statements about expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and are forward-looking statements.   The forward-looking statements in this press release are based upon beliefs, assumptions and expectations of the Company’s management as to the Company’s future operations and economic performance, taking into account the information currently available and include comments regarding management’s future outlook and financial performance of the Company.  These statements are not statements of historical fact, and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.  Readers should not place undue reliance on these forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.  Such forward-looking  statements  involve known and unknown risks,  uncertainties and other factors that may cause the actual  results,  performance,  achievements or transactions of the Company or the benefits of the proposed  transaction to be materially  different from any future results, performance,  achievements or transactions expressed or implied by such forward-looking  statements.  Many of the factors  which could  impact the  Company and the forward-looking  statements  contained  herein are  included  in the Company’s filings with the Securities and Exchange Commission.

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,545	$4,101
Accounts receivable, net	6,265	4,772
Prepaid expenses	701	650
Refundable income taxes	189	238
Other current assets	36	90
Total current assets	10,736	9,851

Property and equipment, net	3,577	2,631
Restricted cash	515	513
Goodwill, net	11,408	11,408
Other assets	406	873
Total assets	$26,642	$25,276

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$953	$2,305
Deferred revenue	3,593	4,169
Current portion of long-term debt	1,500	—
Other current liabilities	7,852	8,416
Total current liabilities	13,898	14,890

Long-term debt, excluding current portion	2,500	4,000
Deferred rent	679	737
Other long-term liabilities	173	235
Total liabilities	17,250	19,862

Commitments and contingencies	—	—

Shareholders’ equity:
Convertible Series C Preferred Stock, no par value, 200,000 shares authorized, 172,043 shares issued and outstanding at September 30, 2008 and December 31, 2007. Liquidation preference of $23.25 per share.	3,802	3,802
Convertible Series B Preferred Stock, no par value, 200,000 shares authorized, 174,693 shares issued and outstanding at September 30, 2008 and December 31, 2007. Liquidation preference of $37.50 per share.	5,611	5,611
Common stock, $.01 par value, 30,000,000 shares authorized, 11,460,269 and 11,445,269 shares issued; 11,275,269 and 11,260,269 shares outstanding at September 30, 2008 and December 31, 2007, respectively.	114	114
Additional paid-in capital	49,744	49,498
Accumulated deficit	(48,581)	(52,313)
Treasury stock at cost - 185,000 shares at September 30, 2008 and December 31, 2007	(1,298)	(1,298)
Total shareholders’ equity	9,392	5,414
Total liabilities and shareholders’ equity	$26,642	$25,276

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Franchising
Franchise fees	$355	$96	$804	$485
Royalties	5,132	5,065	15,991	14,087
Courseware sales and other	718	849	1,978	2,957
Total franchising revenues	6,205	6,010	18,773	17,529

Company-owned training center revenues	2,985	5,891	9,736	22,519
Total revenues	9,190	11,901	28,509	40,048

Cost of revenues	3,239	5,260	10,656	18,891
Selling, general and administrative expenses	4,357	5,021	13,272	17,206
Operating income	1,594	1,620	4,581	3,951

Other income/(loss)	—	—	(4)	—
Gain on sale of Company-owned training centers	—	(180)	—	960
Interest expense	(189)	(165)	(402)	(470)
Investment income	19	41	52	65

Income before provision for income taxes	1,424	1,316	4,227	4,506
Provision for income taxes	(175)	(664)	(495)	(1,138)
Net income	1,249	652	3,732	3,368
Dividends payable on preferred stock	(171)	(171)	(513)	(434)
Deemed dividend on preferred stock	—	(2,963)	—	(2,963)
Net income/(loss) attributable to common shareholders - basic	$1,078	$(2,482)	$3,219	$(29)
Dividends payable addback	171	—	513	—
Net income/(loss) attributable to common shareholders - diluted	$1,249	$(2,482)	$3,732	$(29)

Net income/(loss) per share:
Basic	$0.10	$(0.23)	$0.29	$—
Diluted	$0.05	$(0.23)	$0.16	$—
Weighted average shares outstanding:
Basic	11,266	10,665	11,262	10,600
Diluted	23,294	10,665	23,264	10,600